Exhibit 5.3

[LETTERHEAD OF FIKSO KRETSCHMER SMITH DIXON ORSMETH PS]

April 15, 2015

TRI Pointe Homes, Inc.

19540 Jamboree Road, Suite 300

Irvine, California 92612

(949) 438-1400

Re: TRI Pointe Homes, Inc., Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Washington counsel to TRI Pointe Holdings, Inc., a Washington corporation, and The Quadrant Corporation, a Washington corporation (each, a “Washington Guarantor,” and collectively, the “Washington Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) of TRI Pointe Homes, Inc., a Delaware corporation (the “Company”) and certain direct and indirect wholly-owned subsidiaries of the Company listed as co-registrants thereto, including the Washington Guarantors (collectively, the “Guarantors”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) in connection with the offering by the Company of (a) up to $450,000,000 principal amount of the Company’s 4.375% Senior Notes due 2019 (the “New 2019 Notes”), and the related guarantees of the Company’s payment obligations under the New 2019 Notes (the “2019 Note Guarantees”), in exchange for a like principal amount of the Company’s outstanding 4.375% Senior Notes due 2019 (the “Outstanding 2019 Notes”), and the related guarantees of the Company’s payment obligations under the Outstanding 2019 Notes and (b) up to $450,000,000 principal amount of the Company’s 5.875% Senior Notes due 2024 (the “New 2024 Notes” and, together with the New 2019 Notes, collectively the “New Notes”), and the related guarantees of the Company’s payment obligations under the New 2024 Notes (the “2024 Note Guarantees” and, together with the 2019 Note Guarantees, collectively the “Guarantees”), in exchange for a like principal amount of the Company’s outstanding 5.875% Senior Notes due 2024 (the “Outstanding 2024 Notes” and, together with the Outstanding 2019 Notes, collectively the “Outstanding Notes”), and the related guarantees of the Company’s payment obligations under the Outstanding 2024 Notes.

We have examined the originals, or copies certified or otherwise identified to our satisfaction, of the Indenture, dated as of June 13, 2014, with U.S. Bank National Association (“U.S. Bank”), as supplemented (the “2019 Indenture”), and that certain Indenture, dated as of June 13, 2014, with U.S. Bank, as supplemented (the “2024 Indenture,” and together with the 2019 Indenture, the “Indentures”), the Washington Guarantees (as defined below), and such other documents, corporate records, certificates of officers of the Company and the Washington Guarantors and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts

TRI Pointe Homes, Inc.

material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and the Washington Guarantors and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1. With respect to the Guarantees to be executed by the Washington Guarantors (the “Washington Guarantees”), when the New Notes are executed and authenticated in accordance with the provisions of the Indentures and issued and delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, and the Washington Guarantees are executed and delivered substantially in the form examined by us, the Washington Guarantees will constitute valid and binding obligations of the Washington Guarantors.

2. Based solely on the Good Standing Certificates issued by the Washington Secretary of State dated April 2, 2015 attached hereto as Exhibit A, each of the Washington Guarantors is validly existing and in good standing as a corporation under the laws of the State of Washington, with power to authorize, execute and deliver the Washington Guarantees and to perform its obligations thereunder.

3. Each of the Washington Guarantees has been duly authorized by all necessary company action on the part of the Washington Guarantors.

4. The authorization, execution, delivery and performance of the Washington Guarantees do not and will not violate (a) the organizational documents of either of the Washington Guarantors, (b) any order, judgment, writ or decree of any Washington court or other agency of government of which we have actual knowledge that is material to the Washington Guarantors taken as a whole and that is binding on either of the Washington Guarantors or (c) any law or regulation currently in effect in the State of Washington applicable to either of the Washington Guarantors.

5. No registration with, consent, authorization or approval of or notice to, or other action to, with or by, any Washington governmental or regulatory body by or on behalf of the Washington Guarantors is required to make valid and legally binding the execution and delivery by the Washington Guarantors of the Washington Guarantees and the performance of their obligations thereunder.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of Washington. This opinion is limited to the effect of the current state of the laws of the State of Washington and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts after such time as the Registration Statement is declared effective.

TRI Pointe Homes, Inc.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. We further consent to the reliance on this opinion by Gibson, Dunn & Crutcher LLP for the purpose of delivering its opinion to be filed as Exhibit 5.1 to the Registration Statement, as to the enforceability of the Indentures and the New Notes. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ FIKSO KRETSCHMER SMITH DIXON ORSMETH PS